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                                                                    Exhibit 99.1


04-01-02 - Sale of Interest in PCS ONE to VoiceStream Completed

EPHRATA, PA - D&E Communications, Inc. (NASDAQ: DECC) announced today the closing of the previously announced sale of its 50% interest in its PCS joint venture to VoiceStream Wireless Corporation.

Pending final post-closing adjustments, D&E today received cash consideration of approximately $75.0 million, after adjustments for estimated working capital and long-term debt of approximately $42.0 million, and expects to recognize a gain on the sale of approximately $50.0 million, net of tax. D&E estimates that approximately $34.0 million of the cash received will be used to pay taxes and that the remaining $41.0 million of transaction proceeds will be used to pay down debt and to finance, in part, D&E's pending acquisition of Conestoga Enterprises, Inc.

D&E Communications, Inc. is a provider of integrated communications services to residential and business customers in markets throughout south central Pennsylvania. D&E has developed a comprehensive package of voice and data communications services including local and long distance telephone service, high-speed data services and Internet access service. D&E also provides business customers with integrated voice and data network solutions. Comprehensive information about D&E Communications is available on the World Wide Web at http://www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding the expected consequences of the sale of D&E's interest in the PCS joint venture, the anticipated use of proceeds of such sale and financial and other information. These statements are based upon the current beliefs and expectations of D&E's management concerning the development of our business and the consequences of such sale transaction, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, final determination of adjustments to the purchase price for D&E's interest in the PCS joint venture, the timely completion of the Conestoga merger; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E and Conestoga Enterprises filed an amended registration statement on Form S-4, including a preliminary joint proxy statement/prospectus, with the Securities and Exchange Commission on March 28, 2002. This registration statement has not yet become effective and may be changed. Amendments to the registration statement, including the definitive form of joint proxy statement/prospectus, will also be filed with the Commission. Investors and security holders may obtain a free copy of such documents at the Commission's web site at www.sec.gov. The documents filed with the Commission by D&E and Conestoga may also be obtained for free from D&E by directing a request to D&E, 124 East Main Street, Ephrata, Pennsylvania 17522, Attn: Investor Relations. Certain of these documents may also be accessed on D&E's web site at www.decommunications.com when they become available.

THE REGISTRATION STATEMENT AND, WHEN THEY BECOME AVAILABLE, AMENDMENTS TO THE REGISTRATION STATEMENT, THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS SHOULD BE READ CAREFULLY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.